As filed with the Securities and Exchange Commission on August 7, 1995.

                                               Registration No. 33-
==============================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                        Automatic Data Processing, Inc.
            (Exact name of registrant as specified in its charter)


        DELAWARE                                       22-1467904
    (State or other                                 (I.R.S. Employer
jurisdiction of incorporation)                     Identification No.)


                               ONE ADP BOULEVARD
                          ROSELAND, NEW JERSEY 07068
                             PHONE: (201) 994-5000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)



                             JAMES B. BENSON, ESQ.
                 CORPORATE VICE PRESIDENT AND GENERAL COUNSEL
                               ONE ADP BOULEVARD
                          ROSELAND, NEW JERSEY 07068
                                (201) 994-5000
            (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   COPY TO:
                          RICHARD S. BORISOFF, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                         1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019
                               (212) 373-3000


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Stockholders.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
==============================================================================
                                     PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF               AGGREGATE OFFERING    REGISTRATION
      SHARES TO BE REGISTERED            PRICE(1)              FEE

Common Stock, $.10 par value per      $32,616,320.00       $11,247.00
share
==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on August 3, 1995 as reported on the New York Stock Exchange.



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

          SUBJECT TO COMPLETION, DATED AUGUST 7, 1995

                          PROSPECTUS
                AUTOMATIC DATA PROCESSING, INC.

                        507,647 SHARES

                         COMMON STOCK


 This Prospectus relates to 507,647 shares (the "Shares") of common stock, $.10 par value ("Common Stock"), of Automatic Data Processing, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Plan of Distribution."

 The Shares were acquired by the Selling Stockholders from the Company on March 10, 1995 in connection with the combination of a corporation previously owned by the Selling Stockholders with the Company, in a pooling-of-interests transaction. See "Selling Stockholders." The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

 The shares of Common Stock of the Company are traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. On August 4, 1995, the last sales price for the shares of Common Stock as reported on the New York Stock Exchange was $64 3/4 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION
                           TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

       The date of this Prospectus is           , 1995.

                       AVAILABLE INFORMATION

 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange, and such reports, proxy statements and other information concerning the Company can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90014 and 310 Pine Street, San Francisco, California 94104.

 The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The following documents which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this
Prospectus: (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1994; (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994, and

March 31, 1995; and (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on January 21, 1992, including all amendments and reports filed for the purpose of updating such description. All of the above referenced documents were filed under Commission File No. 1-5397.

 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information).


                            THE COMPANY

 Automatic Data Processing, Inc., incorporated in Delaware in 1961, and its subsidiaries are engaged in the computing services business. The Company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068 (telephone (201) 994-5000). As used in this Prospectus, the term the "Company" means Automatic Data Processing, Inc. and its consolidated subsidiaries, unless the context otherwise requires.


                          USE OF PROCEEDS

 The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                       SELLING STOCKHOLDERS

 The Selling Stockholders acquired the Shares on March 10, 1995 pursuant to a pooling-of-interests agreement whereby the Company was combined with Turbodata N.V., a corporation previously owned by the Selling Stockholders, which became a wholly owned subsidiary of the Company. P. Op de Beeck is an employee of ADP Dealer Services (Belgium) N.V. None of the other Selling Stockholders are officers, directors, or employees of the Company or any of its subsidiaries. The following table sets forth with respect to each of the Selling Stockholders (i) the number of Shares beneficially owned as of June 30, 1995 and prior to the offering contemplated hereby,
(ii) the maximum number of Shares  which  may  be  sold in the offering and
(iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all the Shares set forth in (ii) above:

                             BENEFICIAL OWNERSHIP                           BENEFICIAL OWNERSHIP
                               PRIOR TO OFFERING                               AFTER OFFERING
                           ---------------------------                    ----------------------
                                                         SHARES TO
SELLING STOCKHOLDER           SHARES        PERCENTAGE   BE SOLD          SHARES      PERCENTAGE
--------------------       -----------      ----------   ----------       --------    ----------
Peter Galler               24,727                *       24,727              0             0
Luc De Bruyckere           17,850                *       17,850              0             0
Seneca                      9,335                *        9,335              0             0
L.-H. Verbeke              17,850                *       17,850              0             0
E.B.V.B.A. Verbeke          9,335                *        9,335              0             0
P. Op de Beeck             70,137                *       70,137              0             0
J. Van Marcke              33,951                *       33,951              0             0
Particorp N.V.             78,595                *       78,595              0             0
M. Sabbe                   13,348                *       13,348              0             0
Icon N.V.                  42,926                *       42,926              0             0
S.A. Frabepar              22,321                *       22,321              0             0
Eurosuez Luxemburg S.C.A.  90,628                *       90,628              0             0
Eurosuez UK Limited        19,387                *       19,387              0             0
Partnership
Eurosuez US Limited        12,754                *       12,754              0             0
Partnership
IBM Belgium N.V.           44,503                *       44,503{1}           0             0

___________________

*/   Less than 1%.

{1} Of such shares, 22,274 were issued to IBM Belgium N.V. on March 10, 1995 in the pooling-of-interests transaction and 22,229 are issuable on (or prior to) June 30, 1996 upon conversion of a loan made by IBM Belgium N.V. to Turbodata N.V.

                       PLAN OF DISTRIBUTION

 The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions on the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Stock Exchange,
in negotiated transactions or through a combination of such methods of sale at fixed prices, which may be changed, at market prices prevailing at the time of sale, at fixed prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers
may  receive  compensation  in  the  form  of  discounts,  concessions   or
commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers might act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

 The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                              EXPERTS

 The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                           LEGAL OPINION

 The validity of the authorization and issuance of the securities offered hereby is being passed upon for the Company by James B. Benson, Esq., Corporate Vice President and General Counsel of the Company. As of the date hereof, Mr. Benson beneficially owns 21,882 shares of the Company's Common Stock.

===========================        ===========================================

No  dealer, salesperson  or                   507,647 SHARES
other individual has   been
authorized   to   give  any
information  or  make   any
representations         not                   AUTOMATIC DATA
contained      in      this                  PROCESSING, INC.
Prospectus   in  connection
with  the offering  covered
by  this   Prospectus.   If
given    or    made,   such
information              or                    Common Stock
representations must not be
relied  upon as having been
authorized  by the Company.
This  Prospectus  does  not
constitute   an   offer  to
sell, or a solicitation  of                 P R O S P E C T U S
an   offer   to   buy,  any
securities      in      any
jurisdiction  where,  or to
any  person to whom, it  is
unlawful to make such offer
or  solicitation.   Neither
the    delivery   of   this
Prospectus   nor  any  sale
made hereunder shall, under
any  circumstances,  create
an implication  that  there
has not been any change  in
the facts set forth in this                 -----------------, 1995
Prospectus    or   in   the
affairs   of  the   Company
since the date hereof.


     -----------------




TABLE OF CONTENTS

                         PAGE
Available Information      2
Incorporation of
  Certain Documents by
  Reference                2
The Company                3
Use of Proceeds            3
Selling Stockholders       3
Plan of Distribution       4
Experts                    4
Legal Opinion              4

                                        ======================================

                                  PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



Registration fee to the Securities
and Exchange Commission..............$11,247.00
Accounting fees and expenses.........$ 2,000.00
Legal fees and expenses..............$ 4,000.00
Miscellaneous expenses...............$   253.00
Total................................$17,500.00


    The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Stockholders, will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Provision for indemnification of directors  and  officers  is  made  in
Section 145 of the Delaware General Corporation Law.

    Article Fifth, Sections 3 and 4 of the Company's Amended Restated Certificate of Incorporation provide as follows:

        "The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the By-laws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons."

        "A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders,
    (ii) for  acts  or  omissions  not  in  good  faith  or  which  involve intentional misconduct  or  a  knowing  violation  of  law, (iii) under
    Section 174 of the General Corporation Law of the State of Delaware, or
    (iv) for
    any transaction from which the director derived  an  improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification."

    Finally, Article XIV, Section 6 of the Company's By-laws provides as follows:

        "Section 6.   Indemnification of directors and Officers and Others:
    The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Section 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. This indemnification applies to all directors and officers of the Corporation who sit on the boards of non-profit corporations in keeping with the Corporation's philosophy."

        "The Corporation shall indemnify any other person or employee who may have served at the request of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Section 145 thereof) so long as such person or employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, further, so long as his actions were not in violation of corporate policies and directives."

    As permitted by Section 145 of the General Corporation Law of the State of Delaware and the Company's Certificate and By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.


ITEM 16. EXHIBITS.

    A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.


ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (<section> 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by
    the  registrant   pursuant   to  Section 13  or  Section 15(d)
    of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Roseland, State of New Jersey, on the   7th day of August, 1995.

                              AUTOMATIC DATA PROCESSING, INC.
                                                (Registrant)



                              By /S/JOSH S. WESTON
                                 Josh S. Weston, Chairman and
                                    Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                    TITLE                           DATE

/S/JOSH S. WESTON            Chairman of the Board and       August 7, 1995
    (Josh S. Weston)         Director (Principal Executive
                             Officer)


/S/FRED D. ANDERSON, JR.     Chief Financial Officer and     August 7, 1995
    (Fred D.                 Corporate Vice President
Anderson, Jr.)               (Principal Financial Officer)


/S/RICHARD J. HAVILAND       Controller and Corporate Vice   August 7, 1995
    (Richard J. Haviland)    President


                             Director                        August 7, 1995
(Joseph A. Califano, Jr.)

/S/LEON G. COOPERMAN         Director                        August 7, 1995
    (Leon G. Cooperman)



                             Director                        August 7, 1995
    (Edwin D. Etherington)



/S/GEORGE H. HEILMEIER       Director                        August 7, 1995
    (George H. Heilmeier)


                                                             August 7, 1995
/S/ANN DIBBLE JORDAN         Director
    (Ann Dibble Jordan)


                                                             August 7, 1995
/S/HARVEY M. KRUEGER         Director
    (Harvey M. Krueger)



/S/CHARLES P. LAZARUS        Director                        August 7, 1995
    (Charles P. Lazarus)



/S/FREDERIC V. MALEK         Director                        August 7, 1995
    (Frederic V. Malek)


/S/HENRY TAUB                Director                        August 7, 1995
    (Henry Taub)


/S/LAURENCE A. TISCH         Director                        August 7, 1995
    (Laurence A. Tisch)


/S/ARTHUR F. WEINBACH        Director                        August 7, 1995
    (Arthur F. Weinbach)

                           EXHIBIT INDEX

                                                                                                               SEQUENTIALLY
EXHIBIT                                                                                       NUMBERED
NUMBER                                    EXHIBIT                                              PAGE


  4.1  Amended   Restated   Certificate   of  Incorporation   of   the   Registrant
       (incorporated by reference to Exhibit 3(a)  to Registrant's Annual Report on
       Form 10-K for the fiscal year ended June 30, 1987)
  4.2  Bylaws  of  the  Registrant,  as  amended  (incorporated   by  reference  to
       Exhibit (3)-#2  to  Registrant's Annual Report on Form 10-K for  the  fiscal year ended June 30, 1991)
  4.3  Form of the Registrant's Common Stock Certificate (incorporated by reference to Exhibit 4.4 to Registrant's Registration Statement on Form S-3 filed with the Commission on January 21, 1992)
   5   Opinion of James B. Benson,  Esq. as to the legality of the securities being registered hereby
 23.1  Consent of James B. Benson, Esq. (included in Exhibit 5)
 23.2  Consent of Deloitte & Touche LLP